Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 06:09 PM 02/15/2019 FILED 06:09 PM 02/15/2019 SR 20191069293 – File Number 3782748

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

COMSTOCK HOLDING COMPANIES, INC.

Comstock Holding Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1.     The name of the corporation is Comstock Holding Companies, Inc. (the “Corporation”).

2.     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 24, 2004 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 17, 2004, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 28, 2011, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 22, 2012, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 18, 2015, as amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on September 23, 2015 (as amended, the “Amended and Restated Certificate of Incorporation).

3.     The Amended and Restated Certificate of Incorporation is amended by deleting the first part of Article IV that appears prior to section (A) of Article IV in its entirety and inserting the following:

“ The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Eighty Million (80,000,000) shares, of which:

Fifty-Nine Million Seven Hundred and Seventy-Nine Thousand Seven Hundred and Fifty (59,779,750) shares, par value $0.01 per share, shall be shares of Class A common stock (the “Class A Common Stock”);

Two Hundred Twenty Thousand Two Hundred and Fifty (220,250) shares, par value $0.01 per share, shall be shares of Class B common stock (the “Class B Common Stock" and, together with the Class A Common Stock, the “Common Stock”); and

Twenty Million (20,000,000) shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).”

4.     The foregoing Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

5.     All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certified of Incorporation to be signed by a duly authorized officer this 13th day of February, 2019.

By:	/s/ Christopher Clemente
Name:	Christopher Clemente
Title:	Chief Executive Officer

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